Exhibit 99.(d)(9)

January 7, 2022

Voya Investment Management Co. LLC
Attention: Legal Department

230 Park Avenue

New York, NY 10169

To Whom it May Concern:

Pursuant to the Sub-Advisory Agreement between WisdomTree Asset Management, Inc. (the “Adviser”) and Voya Investment Management Co. LLC (the “Sub-Adviser”) dated April 4, 2016 (the “Agreement”), the Adviser hereby provides the Sub-Adviser with (1) a new Appendix A, and (2) a new Appendix A-5, to the Investment Sub-Advisory Agreement, each in the form attached hereto.

In particular, this amendment adds two Funds, the WisdomTree U.S. AI Enhanced Value Fund and WisdomTree International AI Enhanced Value Fund to Appendix A and Appendix A-5.

Sincerely,

/s/Jonathan Steinberg

Jonathan Steinberg

Chief Executive Officer

Acknowledged and agreed:

Voya Investment Management Co. LLC

/s/Eileen Madden

Name: Eileen Madden

Title: Managing Director, Head of Client Service and Relationship Management

WisdomTree Asset Management, Inc. 230 Park Avenue, New York, NY 10169 | 212-801-2080 Tel 212-801-2081 Fax

APPENDIX A

Sub-Advisory Fee
Fund	Effective Date
WisdomTree U.S. Short-Term Corporate Bond Fund	April 12, 2016
WisdomTree U.S. Corporate Bond Fund	April 12, 2016
WisdomTree U.S. Short-Term High Yield Corporate Bond Fund	April 12, 2016
WisdomTree U.S. High Yield Corporate Bond Fund	April 12, 2016
WisdomTree Yield Enhanced U.S. Short-Term Aggregate Bond Fund	May 10, 2017
WisdomTree Emerging Markets Corporate Bond Fund	August 23, 2017
WisdomTree Mortgage Plus Bond Fund	April 19, 2019
WisdomTree Interest Rate Hedged High Yield Bond Fund	June 4, 2020
WisdomTree U.S. AI Enhanced Value Fund	January 7, 2022
WisdomTree International AI Enhanced Value Fund	January 7, 2022

A-1